Exhibit 10.2

Execution Version

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Sponsor Agreement”) is dated as of May 15, 2021, by and among SCVX USA LLC, a Delaware limited liability company (the “Sponsor Holdco”), the Persons set forth on Schedule I hereto (the “Insiders” and, together with the Sponsor Holdco, each, a “SCVX Sponsor” and, together, the “SCVX Sponsors”), SCVX Corp., a Cayman Islands exempted company limited by shares (which shall domesticate as a Delaware corporation no later than the day prior to the Closing (as defined in the Merger Agreement (as defined below))) (“Acquiror”), XN LP (“XN” and, together with the SCVX Sponsors, the “Sponsors”) and Bright Machines, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the SCVX Sponsors collectively are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of 5,750,000 class B ordinary shares of a par value of US $0.0001 in the share capital of Acquiror (the “Class B Ordinary Shares” and, together with the shares of Acquiror Common Stock, the “Acquiror Common Shares”) and 6,600,000 private placement warrants of Acquiror (the “Acquiror Warrants”) in the aggregate as set forth on Schedule I attached hereto;

WHEREAS, the SCVX Sponsors are the record and beneficial owners of all of the issued and outstanding Class B Ordinary Shares and Acquiror Warrants;

WHEREAS, contemporaneously with the execution and delivery of this Sponsor Agreement, Acquiror, Bloom Merger Sub Inc., a Delaware corporation (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (as amended or modified from time to time, the “Merger Agreement”), pursuant to which, among other transactions, Merger Sub is to merge with and into the Company, with the Company continuing on as the surviving entity and a wholly owned subsidiary of Acquiror, on the terms and subject to the conditions set forth therein (together with any other transactions contemplated by the Merger Agreement, the “Transactions”);

WHEREAS, contemporaneously with the execution and delivery of this Sponsor Agreement, the SCVX Sponsors and XN have entered into that certain Securities Purchase Agreement attached hereto as Exhibit A (the “Securities Purchase Agreement”), pursuant to which the SCVX Sponsors have agreed to sell to XN (or one or more of its designated Affiliates or affiliated investment funds), and XN (or one or more of its designated Affiliates or affiliates investment funds) has agreed to purchase an aggregate of (i) 2,875,000 Class B Ordinary Shares (the “XN Founder Shares”) and (ii) 3,300,000 Acquiror Warrants, following the Special Meeting and immediately prior to Closing (such sale and purchase, the “XN Transfer”);

WHEREAS, the Merger Agreement contemplates that the parties will enter into this Sponsor Agreement, pursuant to which, among other things, (a) each SCVX Sponsor will vote in favor of approval of the Proposals and (b) each SCVX Sponsor will agree to waive any adjustment to the conversion ratio set forth in the organizational documents of SCVX or any other anti-dilution or similar protection with respect to all of the Class B Ordinary Shares related to the transactions contemplated by the Merger Agreement; and

WHEREAS, as an inducement to Acquiror and the Company to enter into the Merger Agreement and to consummate the Transactions, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
SPONSOR SUPPORT AGREEMENT; COVENANTS

Section 1.1 Binding Effect of Merger Agreement . Each Sponsor hereby, severally and not jointly, acknowledges that it has read the Merger Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors. Hereafter until the Expiration Time, each Sponsor, severally and not jointly, shall be bound by and comply with Sections 7.12 (Exclusivity), 8.01 (Support of Transaction) and 8.04 (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) applicable to Acquiror and, in the case of XN, only to the extent within its control, as if such Sponsor was an original signatory to the Merger Agreement with respect to such provisions.

Section 1.2  No Transfer  .. During the period commencing on the date hereof and ending on the earlier to occur of (a) the Effective Time and (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 10.01 thereof (the earlier of (a) and (b), the “Expiration Time”), each Sponsor, other than as may be required by a Governmental Order or other Law, agrees, severally and not jointly, that it shall not, directly or indirectly (including through any entity deemed to be an “affiliate” under the Securities Act of 1933, as amended, or the Exchange Act), (i) sell, offer to sell, contract, or agree to sell, hypothecate, pledge, grant any option to purchase, place a lien on, transfer (including by operation of law), distribute, encumber or otherwise dispose of any of such Sponsor’s Acquiror Common Shares or Acquiror Warrants or enter into any contract, option or other agreement or undertaking to do any of the foregoing (collectively, a “Transfer”), (ii) engage in any hedging or other transaction which is designed to, or which would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale or disposition of such Sponsor’s Acquiror Common Shares or Acquiror Warrants, (iii) directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement), or establish or increase a put equivalent position or liquidate or decrease a call equivalent position, within the meaning of Section 16 of the Exchange Act, with respect to any Acquiror Common Shares or Acquiror Warrants owned by such Sponsor, (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Acquiror Common Shares or Acquiror Warrants owned by such Sponsor, or (v) publicly announce any intention to effect any transaction specified in clause (i), (ii), (iii) or (iv). Notwithstanding the foregoing, this Section 1.2 shall not prohibit a Transfer pursuant to the Securities Purchase Agreement or, (i) if a Sponsor is an individual, a Transfer of such Acquiror Common Shares or Acquiror Warrants (A) to any Immediate Family Member, or to a trust for the benefit of such Sponsor or any Immediate Family Member, the sole trustees of which are Sponsors or Immediate Family Members or (B) by will, other testamentary document or under the laws of intestacy upon the death of such Sponsor or (ii) if a Sponsor is an entity, a Transfer of such Acquiror Common Shares or Acquiror Warrants to any officer, director, partner, member or Affiliate of such Sponsor or to any other SCVX Sponsor (each, a “Permitted Transferee”); provided that, in each case, such Transfer shall be permitted only if, prior to or in connection with such Transfer, the transferee agrees in writing, reasonably satisfactory in form and substance to Acquiror and the Company, to assume all of the obligations of the transferring Sponsor with respect to such Transferred securities and to be bound by the terms of this Sponsor Agreement.

“Immediate Family Member” means, with respect to any natural person, his or her spouse or domestic partner, any parent of such person or of his or her spouse or domestic partner, or any lineal descendant of any of the foregoing.

Section 1.3 New Shares . In the event that, during the period commencing on the date hereof and ending at the Expiration Time, (a) any Acquiror Common Shares, Acquiror Warrants, or other equity securities of Acquiror are issued to a Sponsor after the date of this Sponsor Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination, or exchange of Acquiror Common Shares or Acquiror Warrants of, on, or affecting the Acquiror Common Shares or Acquiror Warrants owned by such Sponsor or otherwise, (b) a Sponsor purchases or otherwise acquires beneficial ownership of any Acquiror Common Shares, Acquiror Warrants or other equity securities of Acquiror after the date of this Sponsor Agreement, or (c) a Sponsor acquires the right to vote or share in the voting of any Acquiror Common Shares or other equity securities of Acquiror after the date of this Sponsor Agreement (such Acquiror Common Shares, Acquiror Warrants, and other equity securities of Acquiror, collectively the “New Securities”), then such New Securities acquired or purchased by such Sponsor shall be subject to the terms of this Sponsor Agreement to the same extent as if they constituted the “Acquiror Common Shares” or “Acquiror Warrants” owned by such Sponsor as of the date hereof. Notwithstanding the foregoing, New Securities that are (i) acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act (other than pursuant to the Securities Purchase Agreement) or (ii) acquired pursuant to a Subscription Agreement at the Closing shall not be “Acquiror Common Shares” for purposes of Section 1.8.

Section 1.4 Closing Date Deliverables . On the Closing Date, the SCVX stockholders party hereto (collectively the “SCVX Stockholder Group”), XN and Acquiror shall deliver to the Company duly executed copies of that certain Registration Rights Agreement, by and among Acquiror, the Sponsor Holdco, certain of the Company’s stockholders or their respective affiliates, as applicable, the SCVX Stockholder Group and XN, in substantially the form attached as Exhibit C to the Merger Agreement.

Section 1.5 Sponsor Agreements.

(a) At any meeting of the shareholders of Acquiror, however called, or at any postponement or adjournment thereof, and in any action by written consent of the stockholders of Acquiror requested by Acquiror’s board of directors or undertaken as contemplated by the Transactions or in any other circumstance in which the vote, consent or other approval of the shareholders of Acquiror is sought, each SCVX Sponsor shall (i) if a meeting is held, appear at each such meeting in person or by proxy or otherwise cause all of its Acquiror Common Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Acquiror Common Shares:

(i) in favor of each Proposal;

(ii) against any Business Combination Proposal or any proposal relating to a Business Combination Proposal (in each case, other than the Proposals);

(iii) against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation, or winding up of or by Acquiror;

(iv) against any change in the business, management, or Board of Directors of Acquiror (other than in connection with the Proposals); and

(v) against any proposal, action or agreement that is intended to or would reasonably be expected to (A) impede, frustrate, prevent, or nullify any provision of this Sponsor Agreement, the Merger Agreement or the Merger, (B) result in a breach in any respect of any covenant, representation, warranty, or any other obligation or agreement of Acquiror or the Merger Sub under the Merger Agreement, (C) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled, or (D) change in any manner the dividend policy or the capitalization of, including the voting rights of any class of capital stock of, Acquiror.

Each SCVX Sponsor hereby, severally and not jointly, agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

(b) Each Sponsor severally and not jointly agrees that it shall comply with, and fully perform all of its respective obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of January 23, 2020, by and among the SCVX Sponsors, Acquiror, and Acquiror’s officers and directors (the “Voting Letter Agreement”) to the extent a party thereto, including the obligations of the Sponsors pursuant to Section 1 therein to not redeem any Acquiror Common Shares owned by such Sponsor in connection with the Transactions.

(c) During the period commencing on the date hereof and ending at the Expiration Time, each SCVX Sponsor shall not modify or amend any Contract between or among such SCVX Sponsor, anyone related by blood, marriage, or adoption to such SCVX Sponsor, or any Affiliate of such SCVX Sponsor (other than Acquiror or any of its Subsidiaries), on the one hand, and Acquiror or any of Acquiror’s Subsidiaries, on the other hand, including, for the avoidance of doubt, the Voting Letter Agreement; provided, that, (i) the Sponsor may amend the Registration Rights Agreement, dated January 23, 2020, among Acquiror, the SCVX Sponsors, and certain other security holders named therein in accordance with the Merger Agreement and (ii) the Sponsors may amend the terms of the Acquiror Warrants pursuant to Section 1.5(d) below.

(d) Treatment of Warrants. Prior to the Closing, the Sponsors and the Company shall discuss in good faith revisions to the terms of the Acquiror Private Placement Warrants such that the Acquiror Private Placement Warrants are treated as equity under the rules and guidelines of the SEC at and after the Closing; provided that any such revision of the Acquiror Private Placement Warrants shall be acceptable to the Sponsors in their sole discretion; and provided further that each Sponsor hereby agrees to amend the Acquiror Private Placement Warrants to make them non-transferable (other than permitted transfers as long as the terms of the warrant do not change upon any such transfer) if such amendment would result in the Acquiror Private Placement Warrants being treated as equity under the rules and guidelines of the SEC at and after the Closing. For purposes of the prior sentence, “non-transferable” shall mean that the Acquiror Private Placement Warrants may not be sold, transferred or assigned, and “permitted transfers” shall include transfers to Affiliates or affiliated investment funds, a distribution by the Sponsor Holdco of the Acquiror Private Placement Warrants to its members and any subsequent distribution from the members, and the transfer of the Acquiror Private Placement Warrants pursuant to the Securities Purchase Agreement or to any other SCVX Sponsor.

Section 1.6 XN Transfer. Notwithstanding anything to the contrary in this Agreement, following the Special Meeting and immediately prior to the Effective Time (but subject thereto), the SCVX Sponsors, XN and their respective Affiliates or affiliated investment funds party thereto shall be permitted to effect the XN Transfer in accordance with Section 7(c) of the Voting Letter Agreement and pursuant to the Securities Purchase Agreement.

Section 1.7 Waiver of Anti-Dilution Provision. Each Sponsor hereby waives (for itself, for its successors, heirs, and assigns) (but subject to consummation of the Merger), to the fullest extent permitted by law, the ability to adjust the Initial Conversion Ratio (as defined in Acquiror’s Amended and Restated Memorandum and Articles of Association, adopted by special resolution dated January 23, 2020 and effective on January 23, 2020 (the “Acquiror Charter”)), pursuant to Article 17 of Acquiror Charter to have the Class B Ordinary Shares convert to Class A Ordinary Shares at a ratio of greater than one-for-one or any other adjustments or anti-dilution protections that arise in connection with the issuance of shares of Acquiror at or in connection with the Closing (the “Waiver”). The Waiver shall be applicable only in connection with the Transactions and this Sponsor Agreement (and any issuance of Class A Ordinary Shares, or Equity-linked Securities (as defined in the Acquiror Charter), issued by Acquiror, in connection with the Transactions and this Sponsor Agreement).

Section 1.8 Lockup . Without limitation of any other provision of this Agreement, subject to and conditioned upon the occurrence of the Closing, each Sponsor agrees not to, and to cause its Permitted Transferees not to, Transfer any Acquiror Common Shares (including the XN Founder Shares) held by such Sponsor immediately following the Closing (other than (i) Acquiror Common Shares acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act (other than pursuant to the Securities Purchase Agreement) or (ii) acquired pursuant to a Subscription Agreement at the Closing) until the earlier of (a) the date which is one year after the Closing Date and (b) (x) the first date which is at least one hundred and eighty (180) days after the Closing, if the last reported sale price of the Acquiror Common Shares on the Nasdaq (or other national securities exchange on which the Acquiror Common Shares are then listed) equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any consecutive thirty (30) trading day period commencing at least one hundred and fifty (150) days following the Closing Date or (y) the date following the Closing Date on which Acquiror completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of Acquiror’s shareholders having the right to exchange their Acquiror Common Shares for cash, securities or other property (the “Lock-up Period”) without Acquiror’s prior written consent; provided that, without Acquiror’s prior written consent, any of the Sponsors or their respective Permitted Transferees may Transfer any Acquiror Common Shares it holds during the Lock-up Period (a) to any Permitted Transferee; (b) to any other Sponsor or other Sponsor’s Affiliates or Permitted Transferees (provided that, if such Person is not already a party to this Agreement, such Person agrees to be bound by the provisions of this Section); (c) in accordance with clauses (a) though (h) of Section 7(c) of the Voting Letter Agreement as in effect on the date hereof (provided that clauses (e) and (f) thereof shall be deemed omitted, any transferee in the cases of clauses (a) through (d) agrees to be bound by the provisions of this Section); (d) by gift to a charitable organization; or (e) to Acquiror or any of its Subsidiaries.

Section 1.9 Further Assurances . Each SCVX Sponsor, severally and not jointly, agrees that it shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), or reasonably requested by Acquiror or the Company, to consummate the Merger and the other Transactions on the terms and subject to the conditions set forth in the Merger Agreement and herein. Each Sponsor further agrees not to commence or participate in, and to take all actions necessary to opt out of any class action with respect to, any action or claim, derivative or otherwise, against Acquiror or Merger Sub or their respective Affiliates, the Sponsor Holdco, the Company, or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement or the consummation of the transactions contemplated hereby and thereby, except that the foregoing shall not apply to claims to enforce this Agreement.

Section 1.10 No Inconsistent Agreement . Each Sponsor hereby, severally and not jointly, represents and covenants that such Sponsor has not entered into, and shall not at any time while this Sponsor Agreement remains in effect enter into, any agreement that restricts, limits, or interferes with the performance of such Sponsor’s obligations hereunder.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the SCVX Sponsors . Each SCVX Sponsor represents and warrants as of the date hereof to Acquiror, XN and the Company (solely with respect to itself, himself, or herself and not with respect to any other SCVX Sponsor) as follows:

(a) Organization; Due Authorization. If such Sponsor is not an individual, it is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized, or constituted, and the execution, delivery, and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within such Sponsor’s corporate, limited liability company, or organizational powers and have been duly authorized by all necessary corporate, limited liability company, or organizational actions on the part of such Sponsor. If such Sponsor is an individual, such Sponsor has full legal capacity, right, and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder. This Sponsor Agreement has been duly executed and delivered by such Sponsor and, assuming due authorization, execution, and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Sponsor, enforceable against such Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Sponsor Agreement is being executed in a representative or fiduciary capacity, the Person signing this Sponsor Agreement has full power and authority to enter into this Sponsor Agreement on behalf of the applicable Sponsor.

(b) Ownership. Such Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Sponsor’s Acquiror Common Shares and Acquiror Warrants, and there exists no Lien or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Acquiror Common Shares or Acquiror Warrants (other than transfer restrictions under the Securities Act)) affecting any such Acquiror Common Shares or Acquiror Warrants, other than Liens pursuant to (i) this Sponsor Agreement, (ii) the Acquiror Organizational Documents, (iii) the Merger Agreement, (iv) the Voting Letter Agreement, (v) the Securities Purchase Agreement or (vi) any applicable securities Laws. Such Sponsor’s Acquiror Common Shares and Acquiror Warrants are the only equity securities in Acquiror owned of record or beneficially by such Sponsor on the date of this Sponsor Agreement, and none of such Sponsor’s Acquiror Common Shares or Acquiror Warrants are subject to any proxy, voting trust, or other agreement or arrangement with respect to the voting of such Acquiror Common Shares or Acquiror Warrants, except as provided hereunder and under the Letter Agreement. Other than the Acquiror Common Shares and the Acquiror Warrants, such Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Acquiror or any equity securities convertible into, or which can be exchanged for, equity securities of Acquiror.

(c) No Conflicts. The execution and delivery of this Sponsor Agreement by such Sponsor does not, and the performance by such Sponsor of his, her, or its obligations hereunder will not, (i) if such Sponsor is not an individual, conflict with or result in a violation of the organizational documents of such Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Sponsor or such Sponsor’s Acquiror Common Shares or Acquiror Warrants), in each case, to the extent such consent, approval, or other action would prevent, enjoin, or materially delay the performance by such Sponsor of its, his, or her obligations under this Sponsor Agreement.

(d) Litigation. There are no Actions pending or, to the knowledge of such Sponsor, threatened against such Sponsor before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority that in any manner challenges or seeks to prevent, enjoin, or materially delay the performance by such Sponsor of its, his, or her obligations under this Sponsor Agreement.

(e) Brokerage Fees. Except as described on Section 5.08 of the Acquiror Disclosure Schedule, no broker, finder, investment banker, or other Person is entitled to any brokerage fee, finders’ fee, or other commission in connection with the Transactions based upon arrangements made by such Sponsor, for which Acquiror or any of its Affiliates may become liable.

(f) Affiliate Arrangements. Except as set forth on Schedule II attached hereto, neither such Sponsor nor any anyone related by blood, marriage, or adoption to such Sponsor or, to the knowledge of such Sponsor, any Person in which such Sponsor has a direct or indirect legal, contractual, or beneficial ownership of 5% or greater is party to, or has any rights with respect to or arising from, any Contract with Acquiror or its Subsidiaries.

(g) Acknowledgment. Such Sponsor understands and acknowledges that each of Acquiror and the Company is entering into the Merger Agreement in reliance upon such Sponsor’s execution and delivery of this Sponsor Agreement.

Section 2.2 Representations and Warranties of Acquiror . Acquiror represents and warrants as of the date hereof to the Company, XN and the SCVX Sponsors as follows:

(a) Organization; Due Authorization. Acquiror is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated and the execution, delivery, and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within Acquiror’s corporate power and have been duly authorized by all necessary corporate action on the part of Acquiror. This Sponsor Agreement has been duly executed and delivered by Acquiror and, assuming due authorization, execution, and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights, and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b) OFAC. Acquiror and any of its respective directors and officers is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. To the extent required, it maintains policies and procedures reasonably designed for the screening of its investors, customers and vendors against the OFAC sanctions programs, including the OFAC List.

Section 2.3 Representations and Warranties of the Company . The Company represents and warrants as of the date hereof to Acquiror, XN and the SCVX Sponsors as follows:

(a) Organization; Due Authorization. The Company is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated and the execution, delivery, and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within the Company’s corporate power and have been duly authorized by all necessary corporate action on the part of the Company. This Sponsor Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution, and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights, and general principles of equity affecting the availability of specific performance and other equitable remedies).

Section 2.4 Representations and Warranties of XN . XN represents and warrants as of the date hereof to Acquiror, the SCVX Sponsors and the Company as follows:

(a) Organization; Due Authorization. XN is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized, or constituted, and the execution, delivery, and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within such XN’s corporate, limited liability company, or organizational powers and have been duly authorized by all necessary corporate, limited liability company, or organizational actions on the part of XN. This Sponsor Agreement has been duly executed and delivered by XN and, assuming due authorization, execution, and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of XN, enforceable against XN in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b) No Conflicts. The execution and delivery of this Sponsor Agreement by XN does not, and the performance by XN of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of XN or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person, in each case, to the extent such consent, approval, or other action would prevent, enjoin, or materially delay the performance by XN of its obligations under this Sponsor Agreement.

(c) Litigation. There are no Actions pending or, to the knowledge of XN, threatened against XN before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority that in any manner challenges or seeks to prevent, enjoin, or materially delay the performance by XN of its obligations under this Sponsor Agreement.

(d) Brokerage Fees. No broker, finder, investment banker, or other Person is entitled to any brokerage fee, finders’ fee, or other commission in connection with the Transactions based upon arrangements made by XN, for which the Company, Acquiror or any of its Affiliates may become liable.

(e) Acknowledgment. XN understands and acknowledges that each of Acquiror and the Company is entering into the Merger Agreement in reliance upon XN’s execution and delivery of this Sponsor Agreement.

ARTICLE III
MISCELLANEOUS

Section 3.1 Termination . This Sponsor Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier to occur of (a) the Expiration Time and (b) the written agreement of the SCVX Sponsors, Acquiror, XN and the Company. Upon such termination of this Sponsor Agreement, all obligations of the parties under this Sponsor Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Sponsor Agreement shall not relieve any party hereto from liability arising in respect of any willful breach of this Sponsor Agreement prior to such termination. This ARTICLE III shall survive the termination of this Sponsor Agreement.

Section 3.2 Governing Law . This Sponsor Agreement, and all claims or causes of action based upon, arising out of, or related to this Sponsor Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 3.3 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of, or related to this Sponsor Agreement or the transactions contemplated hereby must be brought in the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware), and each party hereto irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue, or convenience of forum, agrees that all claims in respect of any such Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Sponsor Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party hereto to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party hereto in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 3.3. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.4 Assignment . This Sponsor Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, and permitted assigns. Neither this Sponsor Agreement nor any of the rights, interests, or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto; provided that prior to the Closing, XN may assign this Agreement in whole or in part to any one or more of its Affiliates or affiliated investment funds that will purchase XN Founder Shares and/or Acquiror Warrants pursuant to the XN Transfer upon notice thereof to Acquiror and the Company; provided, further, that any such assignment shall not relieve XN of its obligations hereunder.

Section 3.5 Specific Performance . The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Sponsor Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Sponsor Agreement and to enforce specifically the terms and provisions of this Sponsor Agreement in the chancery court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.

Section 3.6 Amendment . This Sponsor Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Acquiror, the Company, XN and the SCVX Sponsors.

Section 3.7 Severability . If any provision of this Sponsor Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Sponsor Agreement will remain in full force and effect. Any provision of this Sponsor Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 3.8 Notices . All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to Acquiror:

SCVX Corp.

1717 Pennsylvania Ave, NW #625

Washington, DC 20006

Attention:	Michael Doniger
Email:	mike@scvx.com

with a copy to (which will not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention:	Adam M. Turteltaub
Danielle Scalzo
Email:	aturteltaub@willkie.com
dscalzo@willkie.com

If to the Company:

Bright Machines, Inc.

132 Hawthorne Street

San Francisco, CA 94107

Attention:	Victoria Libin
Email:	Victoria.Libin@brightmachines.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attention:	Tad Freese
Ryan Maierson
Email:	Tad.Freese@lw.com
Ryan.Maierson@lw.com

If to a SCVX Sponsor:

To such SCVX Sponsor’s address set forth in Schedule I

with a copy to (which will not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention:	Adam M. Turteltaub
Danielle Scalzo
Email:	aturteltaub@willkie.com
dscalzo@willkie.com

If to XN:

XN LP
412 West 15th Street, 13th Floor
New York, NY 10011

Attention:	Thomas O’Grady
Email:	tog@xnlp.com

with a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064

Attention:	Krishna Veeraraghavan
Tracey A. Zaccone
Email:	kveeraraghavan@paulweiss.com
tzaccone@paulweiss.com

Section 3.9 Counterparts . This Sponsor Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.10 Entire Agreement . This Sponsor Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

Section 3.11 No Obligation as Director or Officer . Nothing in this Sponsor Agreement shall be construed to impose any obligation or limitation on votes or actions taken by any director, officer, employee, agent, designee or other representative of any Sponsor or by any Sponsor that is a natural person, in each case, in his or her capacity as a director or officer of Acquiror or any of its Subsidiaries or any other Person. Each Sponsor is executing this Agreement solely in such capacity as a record or beneficial holder of Acquiror Common Shares and/or Acquiror Warrants.

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IN WITNESS WHEREOF, the SCVX Sponsors, Acquiror, XN and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

SCVX SPONSORS:

SCVX USA LLC

By:	Strategic Cyber Ventures, LLC, as the
Managing Member

By:	/s/ Hank Thomas
Name:	Hank Thomas
Title:	Chief Executive Officer

/s/ Michael Doniger
Name: Michael Doniger

/s/ Hank Thomas
Name: Hank Thomas

/s/ Chris Ahern
Name: Chris Ahern

/s/ Sounil Yu
Name: Sounil Yu

/s/ Vivian Schneck-Last
Name: Vivian Schneck-Last

/s/ David J. Lunglhofer
Name: David J. Lunglhofer

/s/ Daniel Coats
Name: Daniel Coats

ACQUIROR:

SCVX CORP.

By:	/s/ Michael Doniger
Name:	Michael Doniger
Title:	Chief Executive Officer and Chairman

XN:

XN LP

By:	/s/ Thomas O’Grady
Name:	Thomas O’Grady
Title:	General Counsel and Chief Compliance Officer

COMPANY:

BRIGHT MACHINES, INC.

By:	/s/ Amar Hanspal
Name:	Amar Hanspal
Title:	Chief Executive Officer

Schedule I

SCVX Sponsors	Class A Ordinary Shares	Class B Ordinary Shares	Private Placement Warrants

SCVX USA LLC c/o SCVX USA LLC 1717 Pennsylvania Ave, NW #625 Washington, DC	¾	4,657,500	5,973,000
Michael Doniger c/o SCVX USA LLC 1717 Pennsylvania Ave, NW #625 Washington, DC	¾	575,000	330,000

Hank Thomas c/o SCVX USA LLC 1717 Pennsylvania Ave, NW #625 Washington, DC	¾	287,500	165,000
Chris Ahern c/o SCVX USA LLC 1717 Pennsylvania Ave, NW #625 Washington, DC	¾	86,250	49,500
Sounil Yu c/o SCVX USA LLC 1717 Pennsylvania Ave, NW #625 Washington, DC	¾	28,750	16,500
Vivian Schneck-Last c/o SCVX USA LLC 1717 Pennsylvania Ave, NW #625 Washington, DC	¾	28,750	16,500

David J. Lunglhofer c/o SCVX USA LLC 1717 Pennsylvania Ave, NW #625 Washington, DC	¾	28,750	16,500
Daniel Coats c/o SCVX USA LLC 1717 Pennsylvania Ave, NW #625 Washington, DC	¾	57,500	33,000
Total	¾	5,750,000	6,600,000

Schedule II

Affiliate Agreements

Exhibit A

Securities Purchase Agreement